Exhibit 99.1
Noranda Reports First Quarter Results
First Quarter 2014 Highlights and Recent Events

•	Total segment profit was $10.7 million compared to $36.3 million in first quarter 2013

•	First quarter 2014 weather-related segment profit impact totaled $14.9 million

•	Average realized Midwest transaction price per pound shipped was $0.95, compared to $1.03 in first quarter 2013

•	Net Cash Cost was $0.90 per pound, or $0.79 per pound excluding weather-related impact; first quarter 2013 Net Cash Cost was $0.81 per pound

•	Excluding special items, EPS was a $0.24 loss in first quarter 2014 and reported EPS was a $0.25 loss

•	Cash and cash equivalents totaled $51.2 million and total available liquidity was $191.1 million, calculated as of March 31, 2014
Franklin, Tennessee – April 23, 2014 – Noranda Aluminum Holding Corporation (NYSE: NOR) today reported results for first quarter 2014.
“Unusually extreme winter weather negatively affected first quarter production costs and operating results in our alumina and primary aluminum units,” said Layle K. (Kip) Smith, Noranda's President and Chief Executive Officer. “I am proud that we managed those disruptions to limit their impact, returning our facilities to normal operating levels by quarter end. This recovery was critical in order to capitalize on robust aluminum product demand during the first quarter and continuing into the second quarter.”
“The Missouri Public Service Commission has agreed to rule by July 30, 2014 on our petition to reduce New Madrid’s power rate," Smith said. "We are pleased that a schedule has been established that will allow a timely decision on our rate request.  We are also grateful for the support we have received from a broad-based coalition as we seek to achieve a reduced power rate. We continue to execute on this and other actions to structurally reduce our costs and improve our productivity in a challenging environment.”
First Quarter 2014 Results
Sales for first quarter 2014 were $311.6 million, compared to $313.2 million in fourth quarter 2013 and $338.4 million in first quarter 2013. The extreme winter weather conditions minimally impacted shipments to external customers during first quarter 2014.

•
Sequentially (comparing first quarter 2014 to fourth quarter 2013), sales decreased $1.6 million, or 1%. The favorable impacts of a higher realized Midwest Transaction Price on primary aluminum and flat-rolled product revenues and a seasonal increase in flat-rolled product volumes were offset by lower external volumes in the Alumina and Primary segments.

•
Year-over-year (comparing first quarter 2014 to first quarter 2013), sales decreased $26.8 million, or 8%, due primarily to lower realized prices in the Alumina, Primary Aluminum, and Flat-Rolled Products segments, where selling prices are linked to the LME aluminum price.

Total first quarter 2014 segment profit was $10.7 million, compared to $20.8 million in fourth quarter 2013 and $36.3 million in first quarter 2013.

•
Sequentially, segment profit decreased $10.1 million largely due to unusually extreme winter conditions, which had a $14.9 million negative sequential impact on the Alumina and Primary Aluminum segments. That negative impact included $3.6 million from a first quarter 2014 weather-driven spike in natural gas prices and $11.3 million from higher production costs. At the Company’s alumina refinery, unusually extreme cold temperatures created process instability which caused unfavorable usage rates for key production materials. Similar conditions at the Company’s aluminum smelter hampered electrical efficiency, decreased metal purity, increased anode production costs and drove higher maintenance and overtime costs. The impact of extreme weather on production costs was partially offset in the Primary Aluminum segment by higher realized Midwest Transaction Prices and by savings under the Company's CORE productivity program.

•
Year-over-year, segment profit decreased $25.6 million, driven primarily by the combination of lower aluminum prices of $16.1 million and the $14.9 million negative impact from extreme winter weather conditions. These negatives were partially offset by the favorable impact of lower prices for certain raw materials and by savings under the Company's CORE productivity program.

Reported first quarter 2014 results were a $16.8 million net loss ($0.25 loss per diluted share), compared to a $17.7 million fourth quarter 2013 net loss ($0.26 loss per diluted share) and $0.6 million first quarter 2013 net income ($0.01 income per diluted share).
Excluding special items, Noranda's first quarter 2014 results were a net loss of $16.1 million ($0.24 loss per diluted share), compared to a net loss of $8.5 million ($0.12 loss per diluted share) in fourth quarter 2013 and a net loss of $1.3 million ($0.02 loss per diluted share) in first quarter 2013. The $7.6 million sequential increase in net loss (excluding special items) primarily reflects a $10.1 million

($6.9 million after-tax) decrease in segment profit. The $14.8 million year-over-year increase in net loss (excluding special items) primarily reflects a $25.6 million decrease in segment profit ($17.5 million after-tax).
Segment Information

	Three months ended
	March 31, 2014	December 31, 2013	March 31, 2013
Key Primary Aluminum segment metrics:
Average realized Midwest transaction price (per pound)	$0.95	$0.90	$1.03
Net Cash Cost (per pound shipped)	$0.90	$0.78	$0.81
Total primary aluminum shipments (pounds, in millions)	141.9	150.5	141.8
Segment profit (loss) (in millions):
Bauxite	$2.5	$1.0	$4.2
Alumina	(11.9)	2.8	4.1
Primary Aluminum	18.4	14.9	24.2
Eliminations	(1.4)	0.5	(1.3)
Total integrated upstream business segment profit	7.6	19.2	31.2
Flat-Rolled Products	10.9	8.4	13.8
Corporate	(7.8)	(6.8)	(8.7)
Total segment profit	$10.7	$20.8	$36.3
Bauxite. The Bauxite segment reported a $2.5 million segment profit in first quarter 2014, compared to $1.0 million in fourth quarter 2013 and a profit of $4.2 million in first quarter 2013.

•	Sequentially, the $1.5 million increase in Bauxite segment profit primarily reflects timing-related differences in mining and reclamation costs.

•
Year-over year the decrease in segment performance was driven by lower internal and external selling prices, which offset improved fuel prices and productivity-driven reductions in mine operating costs.

Alumina. The Alumina segment reported a $11.9 million segment loss in first quarter 2014, compared to segment profit of $2.8 million in fourth quarter 2013 and $4.1 million in first quarter 2013.

•
Sequentially, Alumina segment results reflect $13.0 million of costs associated with extreme winter weather conditions. This total includes $3.1 million related to higher natural gas prices, with the remainder coming primarily from higher usage rates for key raw materials such as bauxite, natural gas, and caustic soda.

•
Year-over-year, the reduced Alumina segment profit reflects the combination of a $7.8 million unfavorable impact from lower LME-linked prices and the $13.0 million impact of extreme winter weather conditions. These negatives were partially offset by the $3.4 million favorable impact from lower first quarter 2014 bauxite and caustic soda prices and by incremental CORE productivity savings in first quarter 2014.

Primary Aluminum. Segment profit in first quarter 2014 was $18.4 million, compared to $14.9 million in fourth quarter 2013 and $24.2 million in first quarter 2013.

•
Sequentially, Primary Aluminum segment profit increased by $3.5 million. First quarter 2014 positives include a $6.4 million benefit from sequentially higher realized Midwest Transaction Prices and a $1.7 million impact from incremental CORE productivity savings. These positive factors were partially offset by a $1.9 million negative impact from extreme winter weather conditions during first quarter 2014, combined with seasonally lower shipment volumes, and higher medical, workers compensation, and other benefit costs. The negative impact from extreme winter weather conditions was driven by lower production levels, higher than normal usage rates for key raw materials, an increase in employee overtime and higher maintenance costs.

•
Year-over-year, Primary Aluminum segment profit decreased by $5.8 million. This decline was driven largely by a net $7.9 million negative impact from lower LME-linked prices and a $1.9 million impact of extreme winter weather conditions during first quarter 2014. These negative factors were partially offset by the $4.1 million impact from incremental CORE productivity savings, as well as lower input cost pricing. Medical and workers compensation costs were also higher in first quarter 2014 than in the comparable prior year period.

Net Integrated Aluminum Cash Cost. Net Cash Cost in first quarter 2014 was $0.90, compared to $0.78 in fourth quarter 2013 and $0.81 in first quarter 2013.

•
Sequentially, Net Cash Cost increased by $0.12 per pound, primary reflecting an $0.11 per pound impact from extreme winter weather conditions, including a $0.03 impact from higher natural gas prices. Other factors such as lower LME-linked selling prices in the Alumina segment, higher medical, workers compensation, and other benefit costs and timing factors such as inventory profit eliminations substantially offset sequential productivity-related cost savings.

•
Year-over-year, Net Cash Cost increased by $0.09 per pound, reflecting the negative impact from lower LME-linked prices in the Alumina segment and an $0.11 impact from extreme winter weather conditions during first quarter 2014. These negatives were partially offset by lower costs for certain key raw materials, and by the incremental impact of CORE productivity savings.

Flat-Rolled Products. Segment profit in first quarter 2014 was $10.9 million, compared to $8.4 million in fourth quarter 2013 and $13.8 million in first quarter 2013.

•	Sequentially, the increase in Flat-Rolled Products segment profit was due primarily to seasonally higher shipment volumes, partially offset by higher natural gas prices.

•
Year-over-year, Flat-Rolled Products segment profit decreased due to the negative effects of product mix changes, higher natural gas prices and an increase in workers compensation and medical costs. These negatives were partially offset by the incremental impact of CORE productivity savings.

Corporate. Corporate expenses in first quarter 2014 were $7.8 million, compared to $6.8 million in fourth quarter 2013 and $8.7 million in first quarter 2013. Sequentially, corporate expenses were higher due primarily to timing-related changes in benefit costs and higher professional fees. Year-over-year, lower corporate expenses reflect the impact of CORE productivity savings.
Liquidity and Capital Resources
At March 31, 2014, the Company had $51.2 million of cash and cash equivalents, a $28.2 million decrease from December 31, 2013. The table below summarizes the key drivers behind changes in the Company's cash positions for each period:

	Three months ended
(in millions)	March 31, 2014	December 31, 2013	March 31, 2013
Segment profit	$10.7	$20.8	$36.3
Prepaid expenses and other	(5.8)	(3.9)	9.8
Interest paid	(7.5)	(21.5)	(10.2)
Taxes refunded	0.5	2.4	—
Operating working capital (deficit)	(17.4)	25.6	(38.0)
Cash provided by (used in) operating activities	(19.5)	23.4	(2.1)
Cash used in investing activities	(12.9)	(17.0)	(18.7)
Cash provided by financing activities	4.2	9.1	0.8
Change in cash and cash equivalents	$(28.2)	$15.5	$(20.0)
First quarter 2014 financing activities included $6.5 million of borrowings from a third party financing agreement in place since December 2012. This agreement allows the Company to borrow up to $20.0 million to fund capital improvements related to port expansion and railing improvements designed to increase shipping capacity and improve the cost structure of the St. Ann bauxite mining operation. Available borrowings remaining under this arrangement were $2.5 million as of March 31, 2014.
There were no borrowings outstanding as of March 31, 2014 under the Company's asset-based revolving credit facility and outstanding letters of credit totaled $34.6 million. Available borrowing capacity under the facility was $139.9 million, calculated as of March 31, 2014. Together with $51.2 million of cash and cash equivalents, the Company's total available liquidity at March 31, 2014 was $191.1 million.
Recent Developments
On April 16, 2014, the PSC issued two orders related to the Company’s February 2014 petition to obtain a reduced power rate for the New Madrid smelter. First, the Missouri Public Service Commission ("PSC") denied a motion to dismiss the Company’s petition. Second, the PSC established a schedule to hear and rule on the Company’s petition which will allow a timely decision regarding the rate request. Under the approved schedule, the PSC will hold evidentiary hearings June 4 through 6, 2014, and anticipates making a decision in this case by July 30, 2014 with any rate changes effective August 13, 2014.

NORANDA ALUMINUM HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in millions, except per share data and where noted)
(unaudited)

	Three months ended March 31
	2014	2013
	$	$
Sales	311.6	338.4
Operating costs and expenses:
Cost of sales	302.0	305.6
Selling, general and administrative expenses	20.7	24.6
Total operating costs and expenses	322.7	330.2
Operating income (loss)	(11.1)	8.2
Other (income) expense:
Interest expense, net	12.5	10.1
(Gain) loss on hedging activities, net	0.3	(5.4)
Debt refinancing expense	—	2.5
Total other expense, net	12.8	7.2
Income (loss) before income taxes	(23.9)	1.0
Income tax expense (benefit)	(7.1)	0.4
Net income (loss)	(16.8)	0.6
Net income (loss) per common share:
Basic	$(0.25)	$0.01
Diluted	$(0.25)	$0.01
Weighted-average common shares outstanding:
Basic	68.23	67.78
Diluted	68.23	69.06
Cash dividends declared per common share	$0.01	$0.04
External sales by segment:
Bauxite	11.7	11.8
Alumina	45.8	42.0
Primary Aluminum	120.8	138.7
Flat-Rolled Products	133.3	145.9
Total	311.6	338.4
Segment profit (loss):
Bauxite	2.5	4.2
Alumina	(11.9)	4.1
Primary Aluminum	18.4	24.2
Flat-Rolled Products	10.9	13.8
Corporate	(7.8)	(8.7)
Eliminations	(1.4)	(1.3)
Total	10.7	36.3
Financial and other data:
Average realized Midwest transaction price (per pound)	$0.95	$1.03
Net Cash Cost (per pound shipped)	$0.90	$0.81
Shipments:
External shipments:
Bauxite (kMts)	520.7	506.0
Alumina (kMts)	150.6	125.0
Primary Aluminum (pounds, in millions)	111.7	119.5
Flat-Rolled Products (pounds, in millions)	92.4	93.8
Intersegment shipments:
Bauxite (kMts)	622.7	703.0
Alumina (kMts)	127.3	151.0
Primary Aluminum (pounds, in millions)	30.2	22.3

NORANDA ALUMINUM HOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(in millions, except par value)
(unaudited)

	March 31, 2014	December 31, 2013
	$	$
ASSETS
Current assets:
Cash and cash equivalents	51.2	79.4
Accounts receivable, net	112.6	86.7
Inventories, net	191.8	178.7
Taxes receivable	—	2.6
Prepaid expenses	4.4	4.6
Other current assets	15.3	12.3
Total current assets	375.3	364.3
Property, plant and equipment, net	671.7	677.2
Goodwill	137.6	137.6
Other intangible assets, net	53.8	55.2
Other assets	87.4	87.8
Total assets	1,325.8	1,322.1
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	110.8	89.2
Accrued liabilities	62.1	61.0
Taxes payable	5.1	—
Derivative liabilities, net	5.2	4.0
Deferred tax liabilities	4.3	2.1
Current portion of long-term debt	6.0	4.9
Total current liabilities	193.5	161.2
Long-term debt, net	658.5	654.2
Pension and other post-retirement benefit ("OPEB") liabilities	115.5	115.8
Other long-term liabilities	49.2	50.0
Long-term deferred tax liabilities	177.8	193.6
Shareholders’ equity:
Preferred stock (25.0 shares authorized, $0.01 par value; no shares issued and outstanding at March 31, 2014 and December 31, 2013)	—	—
Common stock (200.0 shares authorized; $0.01 par value; 68.5 shares issued and outstanding at March 31, 2014; 68.1 shares issued and outstanding at December 31, 2013.)	0.7	0.7
Capital in excess of par value	240.2	239.7
Accumulated deficit	(56.3)	(38.7)
Accumulated other comprehensive loss	(59.3)	(60.4)
Total shareholders’ equity	125.3	141.3
Non-controlling interest	6.0	6.0
Total equity	131.3	147.3
Total liabilities and equity	1,325.8	1,322.1

NORANDA ALUMINUM HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(unaudited)

	Three months ended March 31
	2014	2013
	$	$
OPERATING ACTIVITIES
Net income (loss)	(16.8)	0.6
Adjustments to reconcile net income (loss) to cash used in operating activities:
Depreciation and amortization	21.7	23.2
Non-cash interest expense	0.7	0.7
Last in, first out and lower of cost or market inventory adjustments	(0.2)	0.8
Gain on disposal of assets	(0.1)	(0.2)
Gain on hedging activities, excluding cash settlements	(0.5)	(5.4)
Debt refinancing expense	—	2.5
Deferred income taxes	(14.3)	1.5
Share-based compensation expense	0.7	1.0
Changes in other assets	(1.6)	(1.4)
Changes in pension, other post-retirement and other long-term liabilities	0.7	0.7
Changes in current operating assets and liabilities:
Accounts receivable, net	(26.0)	(18.3)
Inventories, net	(12.8)	(8.4)
Taxes receivable and taxes payable	7.7	(1.1)
Other current assets	(1.2)	12.3
Accounts payable	21.4	(11.3)
Accrued liabilities	1.1	0.7
Cash used in operating activities	(19.5)	(2.1)
INVESTING ACTIVITIES
Capital expenditures	(13.1)	(18.9)
Proceeds from sale of property, plant and equipment	0.2	0.2
Cash used in investing activities	(12.9)	(18.7)
FINANCING ACTIVITIES
Shares tendered for taxes, net of proceeds from issuance of common shares for share-based payment arrangements	(0.4)	(0.2)
Dividends paid to shareholders	(0.7)	(2.7)
Repayments of long-term debt	(1.2)	(276.4)
Borrowings on long-term debt, net	6.5	282.3
Payments of financing costs	—	(2.2)
Cash provided by financing activities	4.2	0.8
Change in cash and cash equivalents	(28.2)	(20.0)
Cash and cash equivalents, beginning of period	79.4	36.1
Cash and cash equivalents, end of period	51.2	16.1

NORANDA ALUMINUM HOLDING CORPORATION
SEGMENT RESULTS
(in millions)
(unaudited)

	Three months ended March 31, 2014
	Bauxite	Alumina	Primary Aluminum	Flat-Rolled Products	Corporate	Eliminations	Consolidated
	$	$	$	$	$	$	$
Sales:
External customers	11.7	45.8	120.8	133.3	—	—	311.6
Intersegment	18.4	31.4	28.7	—	—	(78.5)	—
Total sales	30.1	77.2	149.5	133.3	—	(78.5)	311.6

Capital expenditures	0.8	2.0	7.0	3.1	0.2	—	13.1
Reconciliation of segment profit (loss) to operating income (loss):
Segment profit (loss)	2.5	(11.9)	18.4	10.9	(7.8)	(1.4)	10.7
Depreciation and amortization	(2.5)	(5.0)	(9.7)	(4.3)	(0.2)	—	(21.7)
Last in, first out and lower of cost or market inventory adjustments	—	—	(0.1)	0.3	—	—	0.2
Gain on disposal of assets	—	—	0.1	—	—	—	0.1
Non-cash pension, accretion and stock compensation	—	(0.2)	(1.0)	(0.7)	(0.9)	—	(2.8)
Restructuring, relocation and severance	0.1	(0.1)	(0.1)	0.4	0.1	—	0.4
Consulting fees	—	—	—	—	(0.2)	—	(0.2)
Cash settlements on hedging transactions	—	—	0.2	0.7	—	—	0.9
Other, net	—	(0.1)	0.1	(0.1)	—	1.4	1.3
Operating income (loss)	0.1	(17.3)	7.9	7.2	(9.0)	—	(11.1)
Interest expense, net							12.5
Loss on hedging activities, net							0.3
Total other expense, net							12.8
Loss before income taxes							(23.9)

NORANDA ALUMINUM HOLDING CORPORATION
SEGMENT RESULTS
(in millions)
(unaudited)

	Three months ended March 31, 2013
	Bauxite	Alumina	Primary Aluminum	Flat-Rolled Products	Corporate	Eliminations	Consolidated
	$	$	$	$	$	$	$
Sales:
External customers	11.8	42.0	138.7	145.9	—	—	338.4
Intersegment	23.7	44.1	22.5	—	—	(90.3)	—
Total sales	35.5	86.1	161.2	145.9	—	(90.3)	338.4

Capital expenditures	0.8	5.1	8.4	3.4	1.2	—	18.9
Reconciliation of segment profit (loss) to operating income (loss):
Segment profit (loss)	4.2	4.1	24.2	13.8	(8.7)	(1.3)	36.3
Depreciation and amortization	(2.0)	(5.3)	(11.1)	(4.6)	(0.2)	—	(23.2)
Last in, first out and lower of cost or market inventory adjustments	—	—	1.7	(2.5)	—	—	(0.8)
Gain on disposal of assets	—	0.1	0.1	—	—	—	0.2
Non-cash pension, accretion and stock compensation	—	(0.2)	(1.8)	(1.3)	(1.4)	—	(4.7)
Relocation and severance	—	(0.1)	(0.2)	—	(0.3)	—	(0.6)
Consulting fees	—	—	—	—	(0.3)	—	(0.3)
Cash settlements on hedging transactions	—	—	0.1	0.5	—	—	0.6
Other, net	—	(0.1)	—	(0.1)	—	0.9	0.7
Operating income (loss)	2.2	(1.5)	13.0	5.8	(10.9)	(0.4)	8.2
Interest expense, net							10.1
Gain on hedging activities, net							(5.4)
Debt refinancing expense							2.5
Total other expense, net							7.2
Income before income taxes							1.0

ADJUSTED EBITDA
(in millions)
(unaudited)
Management uses "Adjusted EBITDA", referred to as "EBITDA" in the Company's debt agreements, as a liquidity measure. The Company's debt agreements do not require it to achieve any specified level of Adjusted EBITDA, or ratio of Adjusted EBITDA to any other financial metric, in order to avoid a default (subject, in the case of the senior secured revolving credit facility, to its maintaining minimum availability thereunder). As used herein, Adjusted EBITDA means net income before income taxes, net interest expense, depreciation and amortization, adjusted to eliminate certain non-cash expenses and other specified items of income or expense as outlined below (in millions):

	Three months ended March 31		Twelve months ended
	2014	2013	March 31, 2014	December 31, 2013
	$	$	$	$
Adjusted EBITDA	10.7	36.3	67.5	93.1
Last in, first out and lower of cost or market inventory adjustments (a)	0.2	(0.8)	3.6	2.6
Gain on disposal of assets	0.1	0.2	0.4	0.5
Asset impairment	—	—	(5.9)	(5.9)
Non-cash pension, accretion and stock compensation	(2.8)	(4.7)	(18.6)	(20.5)
Restructuring, relocation and severance	0.4	(0.6)	(6.9)	(7.9)
Consulting fees	(0.2)	(0.3)	(0.4)	(0.5)
Debt refinancing expense	—	(2.5)	—	(2.5)
Non-cash derivative gains (b)	0.6	6.0	1.4	6.8
Other, net	1.3	0.7	0.6	—
Depreciation and amortization	(21.7)	(23.2)	(94.5)	(96.0)
Interest expense, net	(12.5)	(10.1)	(49.9)	(47.5)
Income tax benefit (expense)	7.1	(0.4)	37.7	30.2
Net income (loss)	(16.8)	0.6	(65.0)	(47.6)

(a)
The New Madrid smelter and rolling mills use the LIFO method of inventory accounting for financial reporting and tax purposes. This adjustment restates net income to the FIFO method by eliminating LIFO expenses related to inventories held at the New Madrid smelter and the rolling mills. Product inventories at Gramercy and St. Ann and supplies inventories at New Madrid are stated at lower of weighted-average cost or market, and are not subject to the LIFO adjustment. The Company also reduces inventories to the lower of cost (adjusted for purchase accounting) or market value.

(b)
The Company uses derivative financial instruments to mitigate effects of fluctuations in aluminum and natural gas prices. This adjustment eliminates the non-cash gains and losses resulting from fair market value changes of aluminum swaps. Cash settlements (received) or paid, except settlements on hedge terminations, related to derivatives are included in Adjusted EBITDA.

Adjusted EBITDA is not a measure of financial performance under U.S. GAAP, and may not be comparable to similarly titled measures used by other companies in the Company’s industry. Adjusted EBITDA should not be considered in isolation from or as an alternative to net income (loss), income (loss) from continuing operations, operating income (loss) or any other performance measures derived in accordance with U.S. GAAP. Adjusted EBITDA has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of the Company’s results as reported under U.S. GAAP. For example, Adjusted EBITDA excludes certain tax payments that may represent a reduction in cash available to the Company; does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; does not reflect capital cash expenditures, future requirements for capital expenditures or contractual commitments; does not reflect changes in, or cash requirements for, the Company’s working capital needs; and does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments on the Company’s indebtedness. Adjusted EBITDA also includes incremental stand-alone costs and adds back non-cash hedging gains and losses, and certain other non-cash charges that are deducted in calculating net income. However, these are expenses that may recur, vary greatly and are difficult to predict. In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. You should not consider the Company’s Adjusted EBITDA as an alternative to operating income or net income, determined in accordance with U.S. GAAP, as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of the Company’s cash flows or as a measure of liquidity.

The following table reconciles Adjusted EBITDA to cash flow from operating activities for the periods presented (in millions):

	Three months ended March 31		Twelve months ended
	2014	2013	March 31, 2014	December 31, 2013
	$	$	$	$
Adjusted EBITDA	10.7	36.3	67.5	93.1
Share-based compensation expense	0.7	1.0	4.5	4.8
Changes in other assets	(1.6)	(1.4)	0.8	1.0
Changes in pension, other post-retirement liabilities and other long-term liabilities	0.7	0.7	7.2	7.2
Changes in current operating assets and liabilities	(9.8)	(26.1)	49.9	33.6
Changes in current income taxes	(7.2)	1.1	(10.7)	(2.4)
Changes in accrued interest	(11.8)	(9.4)	(47.3)	(44.9)
Non-cash pension, accretion and stock compensation	(2.8)	(4.7)	(18.6)	(20.5)
Restructuring, relocation and severance	0.4	(0.6)	(6.9)	(7.9)
Consulting and sponsor fees	(0.2)	(0.3)	(0.4)	(0.5)
Other, net	1.4	1.3	0.8	0.7
Cash provided by (used in) operating activities	(19.5)	(2.1)	46.8	64.2

NORANDA ALUMINUM HOLDING CORPORATION
NET CASH COST OF PRIMARY ALUMINUM
(unaudited)
Net cash cost of primary aluminum per pound represents the costs of producing commodity grade aluminum net of value-added premiums on primary aluminum sales. The Company has provided net cash cost per pound of aluminum shipped because it provides investors with additional information to measure operating performance. Using this metric, investors are able to assess the prevailing LME price plus Midwest premium per pound versus unit net costs per pound shipped. Net cash cost per pound is positively or negatively impacted by changes in primary aluminum, alumina and bauxite production and sales volumes, natural gas and oil related costs, seasonality in electrical contract rates, and increases or decreases in other production related costs. Net cash cost per pound is not a measure of financial performance under U.S. GAAP and may not be comparable to similarly titled measures used by other companies. Net cash cost per pound shipped should not be considered in isolation from or as an alternative to any performance measures derived in accordance with U.S. GAAP. The following table shows the calculation of net cash cost of primary aluminum:

	Three months ended March 31
	2014	2013
Total primary aluminum cash cost (in millions)(a)	$127.2	$115.1
Total shipments (pounds in millions)	141.9	141.8
Net Cash Cost (per pound shipped) (b)	$0.90	$0.81

(a) Total primary aluminum cash cost is calculated below (in millions):
Total primary aluminum revenue	$149.5	$161.2
Less fabrication premiums and other revenue	(14.7)	(14.9)
Realized Midwest transaction price revenue	134.8	146.3

Primary Aluminum segment profit	18.4	24.2
Alumina segment profit (loss)	(11.9)	4.1
Bauxite segment profit	2.5	4.2
Profit eliminations	(1.4)	(1.3)
Total	7.6	31.2
Total primary aluminum cash cost (in millions)	$127.2	$115.1

(b)	Net Cash Cost may not recalculate precisely as shown due to rounding.

NORANDA ALUMINUM HOLDING CORPORATION
CALCULATION OF DILUTED EARNINGS (LOSS) PER SHARE,
EXCLUDING SPECIAL ITEMS
(in millions, except per share information)
(unaudited)
"Net income (loss), excluding special items" means net income (loss) adjusted to eliminate the impact of certain transactions and events referred to as "special items," as listed herein. "Diluted earnings (loss) per share, excluding special items" refers to net income (loss) excluding special items, divided by the number of diluted weighted-average common shares outstanding. Management has provided net income (loss), excluding special items and diluted earnings (loss) per share, excluding special items because the measure provides investors with additional information with which to measure operating results. Using these metrics, investors are able to assess the impact of certain transactions and events on earnings and to compare net income (loss) from period to period with the impact of those transactions and events removed from all periods. Management believes this metric is a valuable tool in assisting investors to compare financial results from period to period.
Net income (loss), excluding special items may not be comparable to similarly titled measures used by other companies. Net income (loss), excluding special items should not be considered in isolation from or as an alternative to net income (loss) or any other performance measures derived in accordance with U.S. GAAP. Net income (loss), excluding special items has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of results as reported under U.S. GAAP.
Special items and diluted earnings (loss) per share, excluding special items are outlined below (in millions):

	Three months ended March 31
	2014	2013
	$	$
	Increase (decrease) to net income
Special items:
Gain (loss) on hedging activities	(0.3)	5.4
Debt refinancing expense (1)	—	(2.5)
Total special items (pre-tax)	(0.3)	2.9
Diluted (loss) per share, excluding special items:
Pre-tax income (loss)	(23.9)	1.0
Pre-tax impact of special items	0.3	(2.9)
Pre-tax loss, excluding special items	(23.6)	(1.9)
Income tax benefit, excluding special items (2)	(7.5)	(0.6)
Net loss, excluding special items	(16.1)	(1.3)
Weighted-average common shares outstanding, diluted (shares, in millions) (3)	68.23	67.78
Diluted loss per share, excluding special items	(0.24)	(0.02)

(1)	Debt refinancing expense includes the write-off of deferred financing costs and third party fees related to the AcquisitionCo Notes due 2015 in connection with the first quarter 2013 Refinancing.

(2)
Income taxes, excluding special items were calculated using the Company's estimated annual effective tax rate from continuing operations, which was 31.7% for the three months ended March 31, 2014 and 33.6% for the three months ended March 31, 2013.

(3)	For periods with a net loss, potential common shares were excluded from the weighted-average common shares outstanding because these potential shares would have been antidilutive.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements about future, not past, events and involve certain important risks and uncertainties, any of which could cause the Company’s actual results to differ materially from those expressed in forward-looking statements, including, without limitation: the cyclical nature of the aluminum industry and fluctuating commodity prices, which cause variability in earnings and cash flows; a downturn in general economic conditions, including changes in interest rates, as well as a downturn in the end-use markets for certain of the Company’s products; fluctuations in the relative cost of certain raw materials and energy compared to the price of primary aluminum and aluminum rolled products; the effects of competition in Noranda’s business lines; Noranda’s ability to retain customers, a substantial number of which do not have long-term contractual arrangements with the Company; the ability to fulfill the business’s substantial capital investment needs; labor relations (i.e. disruptions, strikes or work stoppages) and labor costs; unexpected issues arising in connection with Noranda’s operations outside of the United States; the ability to retain key management personnel; and Noranda’s expectations with respect to its acquisition activity, or difficulties encountered in connection with acquisitions, dispositions or similar transactions.
Forward-looking statements contain words such as "believes," "expects," "may," "should," "seeks," "approximately," "intends," "plans," "estimates," or "anticipates" or similar expressions that relate to Noranda’s strategy, plans or intentions. All statements Noranda makes relating to its estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results or to the Company’s expectations regarding future industry trends are forward-looking statements. Noranda undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise except as otherwise required by law. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made and which reflect management's current estimates, projections, expectations or beliefs.
For a discussion of additional risks and uncertainties that may affect the future results of Noranda, please see the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q.
Non-GAAP Financial Measures
This press release and the presentation slides for the earnings call contain non-GAAP financial measures as defined by SEC rules. Management believes that these measures are helpful to investors in measuring financial performance and comparing performance to that of its peers. However, these non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies. These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for U.S. GAAP financial measures. To the extent non-GAAP financial measures are discussed on the earnings call, a reconciliation of each measure to the most directly comparable U.S. GAAP measure will be available within this press release or within the presentation slides filed as Exhibit 99.2 to the Current Report on Form 8-K furnished to the SEC concurrent with the issuance of this press release.
About the Company
Noranda Aluminum Holding Corporation is a leading North American integrated producer of value-added primary aluminum products, as well as high quality rolled aluminum coils. Noranda is a public company affiliated with its private equity sponsor.
Earnings Conference Call
At 10:00 AM Eastern on April 23, 2014, Noranda Aluminum Holding Corporation (NYSE: NOR) will host a conference call to discuss results for first quarter 2014. The call will be broadcast over the Internet on the Company's homepage at www.norandaaluminum.com/investor. The webcast will be archived shortly after the conference call concludes and will be available for replay. Please dial the appropriate number below at least 15 minutes prior to the start of the call to participate in the question-and-answer session.
Conference Call Information
U.S. participants: (855) 232-8956
International participants: (315) 625-6978
Participant Passcode: 20135242

Contact
Noranda Aluminum Holding Corporation
Dale W. Boyles
Chief Financial Officer
(615) 771-5789
dale.boyles@noralinc.com

John A. Parker
Vice President of Communication and Investor Relations
(615) 771-5734
john.parker@noralinc.com